Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to the Agreement and Plan of Merger, dated as of April 26, 2016 (the “Merger Agreement”), by and among Pacific Continental Corporation (“PCC”), Pacific Continental Bank (“PCB”), Foundation Bancorp, Inc. (“Foundation Bancorp”), and Foundation Bank (the “Bank”) (PCC, PCB, Foundation Bancorp and the Bank, collectively, the “Parties”), is made and entered into by and among the Parties as of May 25, 2016.

RECITALS

WHEREAS, the Parties have entered into the Merger Agreement which provides for, among other things, the merger of Foundation Bancorp into PCC, with PCC continuing as the surviving entity, and the merger of the Bank with and into PCB, with PCB as the surviving entity; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.     Amendment. From and after the date hereof, the Merger Agreement shall be amended as follows:

1.1	Section 4.15(a)(5) is hereby deleted in its entirety and replaced with the following:

“(5) the approval of the Merger by the affirmative vote of two-thirds of the outstanding shares of the Foundation Bancorp Common Stock (including the Foundation Bancorp Restricted Stock) and the affirmative vote of a majority of the Foundation Bancorp Preferred Stock, entitled to vote thereon at the Foundation Bancorp Meeting, and as otherwise provided in the Foundation Bancorp Articles.”

1.2	The second sentence of Section 4.16(a) is hereby deleted in its entirety and replaced with the following:

“Subject to the affirmative vote of two-thirds of the outstanding shares of the Foundation Bancorp Common Stock (including the Foundation Bancorp Restricted Stock) and the affirmative vote of a majority of the outstanding shares of the Foundation Bancorp Preferred Stock, entitled to vote thereon, at the Foundation Bancorp Meeting, and as otherwise provided in the Foundation Bancorp Articles, which is the only Foundation Bancorp shareholder vote required to approve this Agreement pursuant to applicable Washington law, the Foundation Bancorp Articles and the Foundation Bancorp Bylaws, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Foundation Bancorp and the Bank, and will be authorized by all necessary corporate action of Foundation Bancorp as the sole shareholder of the Bank.”

2.     Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment.

3.     Governing Law. This Amendment shall be governed by and subject to the applicable federal banking laws of the United States of America and, to the extent state law would apply, rather than such federal laws, to the laws of the State of Oregon (determined without reference to the choice of law provisions thereof).

4.     Interpretation. Except as expressly provided herein, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect. All capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement except as otherwise provided herein or unless the context otherwise requires. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires.

[Signature Page To Follow]

The Parties have caused this Amendment to be executed and delivered as of the date first written above.

PACIFIC CONTINENTAL CORPORATION

By:	/s/ Roger S. Busse
Roger S. Busse
Chief Executive Officer

PACIFIC CONTINENTAL BANK

By:	/s/ Roger S. Busse
Roger S. Busse
Chief Executive Officer

FOUNDATION BANCORP, INC.

By:	/s/ Duane C. Woods
Duane C. Woods
Vice Chairman and Interim Chief Executive Officer

FOUNDATION BANK

By:	/s/ Duane C. Woods
Duane C. Woods
Vice Chairman and Interim Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER